Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
October 11, 2007	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2007 THIRD QUARTER EARNINGS

Natchez, Mississippi - Britton & Koontz Capital Corporation (the “Company”; Nasdaq: BKBK) today reported net income for the three months ended September 30, 2007, of $1.0 million, or $0.47 per diluted share, compared to $924 thousand, or $0.44 per diluted share, for the same period in 2006.  For the nine months ended September 30, 2007, net income and earnings per share was $2.0 million, or $0.96 per diluted share, compared to $2.7 million, or $1.28 per diluted share, for the same period in 2006.

Net interest income for the quarter ended September 30, 2007, was $3.5 million, a $75 thousand increase compared to the same quarter in 2006.  The improvement in net interest income is due primarily to higher yields in the investment portfolio and the continued shift from 1-4 family residential mortgage loans to higher yielding commercial loans.  Net interest margin increased to 4.00% for the three months ended September 30, 2007, from 3.76% for the same period in 2006.  Non-interest income increased $265 thousand to $880 thousand for the third quarter of 2007.  The increase includes a fair value adjustment of $205 thousand as the securities in the Company’s trading category were marked to market to reflect increases in the fair market value of those securities.  Non-interest expense of $2.9 million for the third quarter of 2007, increased $196 thousand compared to $2.7 million during the same period in 2006 mainly from higher personnel costs and write-downs on other real estate.

Net interest income of $10.2 million for the nine month period ended September 30, 2007, decreased slightly, compared to the same period in 2006.  Net interest margin increased to 3.88% for the nine months ended September 30, 2007, from 3.78% in the comparable period in 2006.  Non-interest income decreased $584 thousand which contributed to the decline in net income for the nine months ended September 30, 2007, compared to the same period in 2006.  This decrease in non-interest income was primarily related to the Company’s previously-disclosed adoption of SFAS 159 and the sale on April 12, 2007, of approximately $35 million of the Company's available-for-sale (“AFS”) securities at a loss of $559 thousand due to changes in interest rates since original purchase of such AFS securities.  Additionally, the Company marked its trading portfolio to market as required by SFAS 159, resulting in a downward adjustment of $155 thousand over the nine month period ended September 30, 2007.  Factors offsetting these losses are increased income from deposit accounts and investment activities.  Non-interest expense increased $367 thousand to $8.5 million for the nine months ended September 30, 2007, compared to $8.1 million during the same period in 2006.  The higher expense level is due primarily to write-downs of other real estate of approximately $280 thousand and higher audit expenses.

Asset quality improved as net charge-offs for the nine months ended September 30, 2007, decreased to $174 thousand compared to $231 thousand for the nine month period ended September 30, 2006.  Non-performing assets declined $293 thousand from $2.7 million at December 31, 2006, to $2.4 million at September 30, 2007.  The decrease is due primarily to a reduction of $232 thousand in loans past due 90 days or more and a $406 decrease in real estate owned over this period.  The provision for loan losses for the nine month period ended September 30, 2007, was $320 thousand, compared to $210 thousand during the same period in 2006.  The increase is primarily the result of the Company’s continuing shift from residential lending to commercial lending. Additionally, the Company maintained a 1.06% reserve for possible loan losses to loans at September 30, 2007, compared to .95% for the same period in 2006.

About Britton & Koontz

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of September 30, 2007, the Company reported assets of $364.0 million and equity of $34.5 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at September 30, 2007, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2007	2006	2007	2006

Interest income	$6,323,403	$6,073,540	$18,616,219	$17,634,564
Interest expense	(2,860,848)	(2,686,370)	(8,462,302)	(7,466,990)
Net interest income	3,462,555	3,387,170	10,153,917	10,167,574
Provision for loan losses	(120,000)	(90,000)	(320,000)	(210,000)
Net interest income after
provision for loan losses	3,342,555	3,297,170	9,833,917	9,957,574
Non-interest income	879,782	617,954	1,237,961	1,822,388
Non-interest expense	(2,862,488)	(2,670,085)	(8,502,445)	(8,135,389)
Income before income taxes	1,359,849	1,245,039	2,569,433	3,644,573
Income taxes	(358,773)	(321,337)	(527,932)	(920,022)
Net income	$1,001,076	$923,702	$2,041,501	$2,724,551

Return on Average Assets	1.10%	0.97%	0.74%	0.96%
Return on Average Equity	11.79%	11.36%	8.04%	11.39%

Diluted:
Net income per share	$0.47	$0.44	$0.96	$1.28
Weighted average shares outstanding	2,119,093	2,122,015	2,119,824	2,121,943

	September 30,	December 31,
	2007	2006

Total assets	$364,017,822	$369,318,241
Cash and due from banks	13,584,375	6,572,162
Federal funds sold	138,358	304,569
Investment securities	104,572,542	107,370,048
Loans, net of unearned interest	234,969,215	243,589,293
Deposits-interest bearing	209,791,513	203,411,996
Deposits-non interest bearing	45,459,206	50,345,279
Total Deposits	255,250,719	253,757,275
Short Term debt	42,946,893	39,392,884
L/T debt, inc junior subordinated debentures	27,969,782	39,579,104
Stockholders' equity	34,513,124	33,596,888
Book value (per share)	$16.30	$15.86
Total shares outstanding	2,117,966	2,117,966